Item 77K.  Changes in Registrant's Certifying Accountant.

      On February 23, 2017, the Audit Committee of the Board of Trustees of Plan Investment Fund, Inc. (the "Registrant") recommended a change in auditors to the Registrant's Board of Trustees. The Board of Trustees on March 20, 2017 approved the engagement of Cohen & Co. ("Cohen") to serve as the Registrant's independent registered public accounting firm, effective upon completion of Cohen's client intake procedures, and authorized the dismissal of Deloitte & Touche LLP ("Deloitte") as the Registrant's independent registered public accounting firm. Following completion of Cohen's client intake procedures and the Audit Committee's approval on February 23, 2017, of the Registrant's engagement letter with Cohen, Deloitte was notified of its dismissal on February 23, 2017.

      The audit reports of Deloitte on the financial statements of the Registrant for the two most recent fiscal years ended 2016 and 2015 did not contain an adverse opinion or disclaimer of opinion, nor was either such report qualified or modified as to uncertainty, audit scope, or accounting principles.

      During the Registrant's two most recent fiscal years and through March 20, 2017, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the Registrant's financial statements for such years.
      During the Registrant's two most recent fiscal years and through March 20, 2017, there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended.

      The Registrant by action of its Board of Trustees has engaged Cohen as its independent registered public accounting firm to audit the Registrant's financial statements for the fiscal year ending 2017. During the Registrant's two most recent fiscal years and through March 20, 2017, neither the Registrant nor anyone on its behalf has consulted Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Registrant's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph
(a)(1)(v) of said Item 304).

      The Registrant has requested that Deloitte furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter is filed as an Exhibit to this Form N-SAR.